CONSENT OF P & E MINING CONSULTANTS INC.

We consent to the reference to our firm under the caption "Experts" and to the use of our Technical Report entitled “Amended and Revised Updated Technical Report and Resource Estimate on the Fuwan Property, Guangdong Province, China” dated November 2, 2006 (the “Report”) on The Fuwan Property, Guangdong Province, China, prepared in compliance with National Instrument 43-101 and Form 43-101F1 in the Annual Registration Statement (Form 20-F) of Minco Gold Corporation (formerly “Mining & Metals Corporation”) (the “Company”).

We have read the Annual Registration Statement (Form 20-F), the National Instrument 43-101 (the "Instrument"), the Companion Policy 43-101CP, and Form 43-101F1 (the "Form 43-101F1"), and confirm that:

(a)

we have no reason to believe that there are any misrepresentations in the information contained in the Annual Registration Statement (Form 20-F) derived from “The Report” or that is within our knowledge as a result of the investigations and enquiries made by us in connection with the preparation of the Report;

(b)

the Report complies with the requirements of the Instrument and Form 43-101F1.

Further, we hereby confirm our consent to the Company's use of the Annual Registration Statement (Form 20-F) for its regulatory filing purposes and its disclosure to the public.

__________________

________________________

Eugene Puritch, P.Eng.

Tracy Armstrong, P.Geo.

President

Sr. Associate Geologist

P&E Mining Consultants Inc.

P&E Mining Consultants Inc.

Brampton, Ontario, Canada

June 29, 2007